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                                                                    EXHIBIT 10.2

                        RESTRICTED STOCK AWARD AGREEMENT

THIS AGREEMENT is made and entered into as of February 11, 2003, by and between NETFRAN DEVELOPMENT CORP. ("NETFRAN"), a Florida corporation, and ELLIOT KRASNOW (the "Participant").

WHEREAS, the Netfran Board of Directors has granted Participant an Award of Restricted Stock under the Netfran 2003 Incentive Stock Plan (the "Plan"); and

WHEREAS, the Plan requires that Participant must accept such Award by executing this Restricted Stock Award Agreement within 90 days after the grant. Capitalized terms used in this agreement and not defined herein shall have the meaning ascribed to them in the Plan.

NOW, THEREFORE, in consideration of their mutual promises and undertakings, NETFRAN and Participant mutually agree as follows:

         1. The Participant shall, as of February 11, 2003 (the "Grant Date"), receive a grant of 200,000 shares of restricted Netfran common stock (the "Restricted Stock") under the Plan, the provisions of which are herein incorporated by reference. The Restricted Stock shall be fully vested as of the Grant Date.

         2. In the event Participant engages in Detrimental Activity as defined in the Plan prior to, or during the one year period after vesting of the Restricted Stock, the Committee may direct (at any time within two years thereafter) that the Participant shall pay over to Netfran an amount equal to the Fair Market Value at the time of vesting of any Restricted Stock which had vested in the period referred to above. The foregoing provision shall cease to apply upon a Change in Control.

         3. Participant acknowledges that upon acceptance of the Award he will recognize compensation income for income tax purposes in the amount of the Fair Market Value of the Restricted Stock. If the Participant is an employee of Netfran, Netfran will be required to withhold from Participant's compensation or collect from Participant and pay over to the applicable taxing authorities an amount equal to a percentage of such compensation income. If Participant is not an employee of Netfran he shall be solely responsible for any and all federal, state, and local taxes which may be imposed on him as a result of his receipt of the Award of Restricted Stock and the vesting thereof and has been advised that Netfran will be required to report such income to the Internal Revenue Service and any other applicable taxing authorities.

         4. Participant acknowledges his obligation to file a Form 4 with the Securities and Exchange Commission concerning the grant of Restricted Stock herein.


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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of
February 11, 2003.

PARTICIPANT:                                NETFRAN CORPORATION

                                            By:
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                                                            President